Exhibit 10.35
FORM OF EXTERRAN HOLDINGS, INC. AWARD NOTICE
TIME-VESTED INCENTIVE STOCK OPTION
Exterran Holdings, Inc. (the “Company”), has granted to you,                      (the “Participant”), an Incentive Stock Option to purchase shares of Common Stock of the Company under the Exterran Holdings, Inc. 2007 Stock Incentive Plan (the “Plan”). All capitalized terms not explicitly defined in this Award Notice but defined in the Plan shall have the same meaning ascribed to them in the Plan.
The main terms of your Award are as follows:
     1. Award. You have been granted an Incentive Stock Option (the “Award” or “Option”) to purchase                      shares of Common Stock of the Company at an exercise price of $  per share (the “Exercise Price”).
     2. Grant Date. The date of this Award is                      (the “Grant Date”).
     3. Vesting. Your Award is subject to a vesting schedule. A portion of your Award (rounded to the nearest whole number) will automatically vest and become exercisable on each of the dates indicated in the table below (each a “Vesting Date”). However, you must be employed by the Company or one of its Affiliates at all times from the Grant Date up to and including the applicable Vesting Date for that portion of the Award to vest. Contact Tiffany Lawrence at (281) 405-5115 with any questions concerning the vesting of your Award.

Vesting Date	Number of Shares Vested

     4. Term. The Award will continue in effect until the date that is 7 years from the Grant Date (the “Expiration Date”), subject to earlier termination in accordance with Section 5 of this Award Notice or the Plan.
     5. Termination of Employment. Your Award will either vest or be forfeited upon your termination, depending on the reason for termination, as follows:
          (a) Termination as a Result of Death or Disability. Following a termination of employment as a result of death or disability as defined in Section 22(e)(3) of the Code (“Disability”), the unvested portion of your Award will immediately vest in full and become exercisable, and you (or your legal representative) will be entitled to exercise the Award at any time prior to the Expiration Date or the expiration 1 year after the date of your termination, whichever is the shorter period.
          (b) Termination as a Result of Retirement. Following a termination of employment as a result of your Retirement, the unvested portion of your Award will immediately vest in full and become exercisable, and you will be entitled to exercise the Award at any time prior to the Expiration Date or the expiration of three months after the date of your termination, whichever is the shorter period.
          (c) Termination for Cause. Following a termination of employment for Cause, the outstanding unexercised portion of your Award (whether vested or unvested) will be automatically forfeited on the date of your termination.

          (d) All Other Terminations. Following a termination of employment except as provided in Sections 6(a), (b) and (c) above, you will be entitled to exercise the vested portion of your Award at any time prior to the Expiration Date or the expiration of three months after the date of your termination, whichever is the shorter period. The unvested portion of your Award will be automatically forfeited.
     6. Exercise of Award. The exercise of your Option must be accompanied by full payment of the Exercise Price for the shares of Common Stock being acquired by: (i) cash, (ii) a check acceptable to the Company, (iii) the delivery of a number of already-owned shares of Common Stock having a Fair Market Value equal to such Option price (provided you have owned such shares of Common Stock for more than six months), (iv) a “cashless broker exercise” of the Option through any other procedures established or approved by the Compensation Committee with respect thereto, or (v) any combination of the foregoing approved by the Compensation Committee. No shares of Common Stock will be issued until the Exercise Price has been paid. The Option will only be exercisable by you except in the case of your death or Disability. To the extent exercisable after your death or Disability, the Option may be exercised only by your representatives, executors, successors or beneficiaries.
     7. Stockholder Rights. You will have no rights as a stockholder with respect to any shares of Common Stock issuable upon exercise of the Option until you become the holder of record of such shares of Common Stock.
     8. Non—Transferability. You cannot sell, transfer, pledge, exchange or otherwise dispose of your Option (except by will or the laws of descent and distribution).
     9. No Right to Continued Employment. Nothing in this Award Notice guarantees your continued employment with the Company or its Affiliates or interferes in any way with the right of the Company or its Affiliates to terminate your employment at any time.
     10. Data Privacy. You consent to the collection, use, processing and transfer of your personal data as described in this paragraph. You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”). You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You authorize them to receive, possess, use, retain and transfer the information, in electronic or other form, for these purposes. You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company. You further understand that withdrawing your consent may affect your ability to participate in the Plan.
     11. Withholding. Your Award is subject to applicable income tax, social insurance, or social security withholding obligations, and the Company and its Affiliates may, in their sole discretion, withhold a sufficient number of shares of Common Stock that are otherwise issuable to you under this Award in order to satisfy any such withholding obligations. If necessary, the Company also reserves the right to withhold from your regular earnings an amount sufficient to meet the withholding obligations.
     12. Plan Governs. This Award Notice is subject to the terms of the Plan, a copy of which is available on the Company’s website or which will be provided to you upon written request addressed to Exterran Holdings, Inc., Stock Plan Administration, 12001 N. Houston Rosslyn, Houston, TX 77086. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be promulgated and adopted pursuant to the Plan, are hereby incorporated into this Award Notice, without regard to whether such terms and conditions are not otherwise set forth in this Award Notice. In the event of a discrepancy between this Award Notice and the Plan, the Plan shall govern.
     13. Qualification as Incentive Stock Option. This Option is intended to be an incentive stock option under Section 422 of the Code; provided, however, that neither the Company, its directors, officers, employees or the Committee, nor any Affiliate which is in existence or hereafter comes into existence, shall be liable to you or any other person or entity if it is determined for any reason by the

Internal Revenue Service or any court having jurisdiction that the Option does not qualify for tax treatment as an incentive stock option under Section 422 of the Code.
     14. Participant Acceptance. If you do not accept the Award or the terms of the Award, you must notify the Company in writing at the address provided above within thirty (30) days of delivery of this Award Notice. Otherwise, the Company will deem the Award and the terms of the Award to be accepted by you.

EXTERRAN HOLDINGS, INC.
By:
Stephen A. Snider
President and Chief Executive Officer